As filed with the Securities and Exchange Commission on September    , 2025.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Texas	81-0305822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4438 W. Lovers Lane, Unit 100 Dallas, Texas	75209
(Address of Principal Executive Offices)	(Zip Code)

UNITED STATES ANTIMONY CORPORATION AMENDED AND RESTATED

2023 EQUITY INCENTIVE PLAN

(Full title of the plan)

Gary C. Evans

Chairman and Chief Executive Officer

United States Antimony Corporation

4438 W. Lovers Lane, Unit 100

Dallas, Texas 75209

 (Name and address of agent for service)

(406) 606-4117

(Telephone number, including area code, of agent for service)

with copies to:

Dean M. Colucci

Kelly A. Dabek

Alex Pherson

Duane Morris LLP

22 Vanderbilt

335 Madison Avenue, 23rd Floor

New York, NY 10017

(973) 424-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period to comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 15,000,000 shares of common stock of United States Antimony Corporation. (the “Registrant” or the “Company”), par value $0.01 per share (“Common Stock”), that may be issued pursuant to awards granted under United States Antimony Corporation Amended and Restated 2023 Equity Incentive Plan (the “Amended and Restated 2023 Plan”).  On May 30, 2025, the Board of Directors of the Company adopted, subject to shareholder approval, the Amended and Restated 2023 Plan. The Amended and Restated 2023 Plan was approved by the Company’s shareholders at the 2025 Annual Meeting of Shareholders held on July 31, 2025, and became effective on that date. The Amended and Restated 2023 Plan increases the aggregate number of shares of Common Stock authorized for issuance pursuant to awards under the Plan by 15,000,000 shares, resulting in a new total share reserve of approximately 23,700,000 shares, and updates the governing law of the Plan to Texas.

As of September 4, 2025, 9,136,201 shares of Common Stock were subject to outstanding awards and 12,174,767 shares remained available for future grant under the Amended and Restated 2023 Plan.

This Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 (File No. 333-279415) (as it relates to the 2023 Equity Incentive Plan) previously filed by the Registrant on May 15, 2024, to the extent not superseded hereby.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 20, 2025, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 18, 2025;
(2)	Our Quarterly Reports on Form 10-Q for (i) the quarter ended March 31, 2025, filed with the SEC on May 8, 2025 and (ii) for the quarter ended June 30, 2025, filed with the SEC on August 12, 2025;
(3)	Our Current Reports on Form 8-K filed with the SEC on April 14, 2025, July 25, 2025, August 4, 2025, August 19, 2025, August 29, 2025 and September 3, 2025;
(4)	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 12, 2025; and
(5)	The Description of Securities filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025.

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All other reports and documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant is a Texas corporation and is governed by the indemnification provisions of the Texas Business Organizations Code (“TBOC”). Under Sections 8.101–8.105 of the TBOC, the Registrant may indemnify its directors and officers against certain liabilities, including judgments, penalties, fines, settlements, and reasonable expenses, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, in criminal matters, without reasonable cause to believe such conduct was unlawful. The Registrant is required to indemnify any director or officer who is wholly successful in defending any such proceeding against reasonable expenses. The TBOC also permits the advancement of expenses and the purchase of directors’ and officers’ liability insurance. Under Section 7.001 and related provisions, the Registrant’s certificate of formation may limit the monetary liability of directors to the fullest extent permitted by Texas law, subject to certain statutory exceptions.

The foregoing summary is qualified in its entirety by reference to the full text of the TBOC, including Sections 7.001–7.003, 8.051–8.108, and 8.151.

Article VIII of our Bylaws and Article VII of our Certificate of Formation provide for indemnification of directors and officers to the fullest extent permitted by Sections 8.101–8.105 of the TBOC.

We have a directors’ and officers’ liability insurance policy.

The above discussion is qualified in its entirety by reference to our Certificate of Formation and Bylaws.

Item 7.   Exemption from Registration Claimed.

Not applicable.

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Item 8.   Exhibits.

Exhibit Number	Description

3.1	Certificate of Conversion (incorporated by reference to Exhibit 3.3 included in the Registrant’s Current Report on Form 8-K filed on September 3, 2025).

3.2	Certificate of Formation (incorporated by reference to Exhibit 3.1 included in the Registrant’s Current Report on Form 8-K filed on September 3, 2025).

3.3	Bylaws (incorporated by reference to Exhibit 3.2 included in the Registrant’s Current Report on Form 8-K filed on September 3, 2025).

4.1	Reference is hereby made to Exhibits 3.1, 3.2, and 3.3.

5.1	Opinion of Duane Morris LLP regarding legality of securities being registered. *

23.1	Consent of Assure CPA, LLC. *

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1 to this Registration Statement). *

24.1	Power of Attorney (included on signature page of this Registration Statement). *

99.1

United States Antimony Corporation Amended and Restated 2023 Equity Incentive Plan (incorporated by reference to Appendix E included in the Registrant's Definitive Proxy Statement on Form DEF 14A filed on June 12, 2025).*

107	Calculation of Filing Fee Table. *

______________

*	Filed herewith.

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Item 9.   Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 9th day of September 2025.

UNITED STATES ANTIMONY CORPORATION

By:	/s/ Gary C. Evans
Gary C. Evans
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary C. Evans and Richard Isaak, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ Gary C. Evans	Chairman and Chief
	Gary C. Evans	Executive Officer (Principal Executive Officer)	September 9, 2025

By:	/s/ Dr. Blaise Aguirre	Director
	Dr. Blaise Aguirre		September 9, 2025

By:	/s/ Lloyd Joseph Bardswich	Director, Executive Vice President and Chief Mining Engineer
	Lloyd Joseph Bardswich		September 9, 2025

By:	/s/ Michael A. McManus	Director
	Michael A. McManus		September 9, 2025

By:	/s/ Joseph A. Carrabba	Director
	Joseph A. Carrabba		September 9, 2025

By:	/s/ General John M. Keane	Director
	General John M. Keane, U.S. Army (Ret.)		September 9, 2025

By:	/s/ Richard Isaak
	Richard Isaak	Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2025

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